Exhibit 95.1

Mine Safety Disclosures

One of the Company’s mines,  Dixie Mining District,  is subject to the regulation of the Federal Mine Safety and Health Administration (“MSHA”), under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law, and amended in December 2011. The following mine safety data is provided pursuant to this legislation for the period ended June 30, 2014.

When MSHA believes a violation of the Mine Act has occurred, it may issue a citation for such violation, including a civil penalty or fine, and the mine operator must abate the alleged violation. During the three months ended June 30, 2014, there were no reportable events; no citations received from MSHA for violation of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under Section 104 of the MSHA.

No orders were issued under section 104(b) or 107(a), no citations or orders were issued under section 104(d) and there were no violations under section 110(b) (2). There were no mine-related fatalities. No written notice from the Mine Safety and Health Administration of a pattern of violations or the potential to have such a pattern was received. There were no pending legal actions before the Federal Mine Safety and Health Review Commission

As required by the reporting requirements of the Dodd-Frank Act, as amended, the table below presents the following information for the period ended June 30, 2014.

Mine or Operating Name	Section 104 S&S Citations (#)	Section 104 (b) Orders (#)	Section 104 (d) Citations and Orders (#)	Section 110 (b) (2) Violations (#)	Section 107 (a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (Yes/No)	Received Notice of Potential to Have Pattern Under Section 104(e) (Yes/No)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Dixie Mining District	—	—	—	—	—	—	—	NO	NO	—	—	—